Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-149542) pertaining to the following:

•                  Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective February 22, 2007)

•                  Liberty Digital, Inc. Amended and Restated 1997 Stock Incentive Plan

•                  Liberty Satellite & Technology Inc. 1996 Stock Incentive Plan (formerly TCI Entertainment, Inc. 1996 Stock Incentive Plan)

of Liberty Media Corporation of our report dated February 18, 2009 with respect to the consolidated financial statements of Expedia, Inc. included in Liberty Media Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

November 20, 2009